YPCorp.
4840 East Jasmine Street Mesa, AZ 85205 Phone: 480-654-9646

SEPARATION AGREEMENT & GENERAL RELEASE

CONFIDENTIAL

Name   Chris Broquist
10242 Farralone Ave.
Chatsworth, CA 91311

Re:  Separation Agreement and General Release

Dear Chris

This letter proposes the following Separation Agreement and General Release ("Agreement") between Chris Broquist ("Broquist") and YP Corp. ("Company") regarding the terms of your separation from YP Corp, Inc.

I. Background

A. Broquist was employed on August 16, 2004 by the Company as CFO. Broquist and Company have agreed to terminate the employment relationship on an amicable basis.

B. On February 28, 2006, Broquist's employment with the Company will be terminated.

II. Terms of Agreement

In order to effect the termination of Broquist's employment and for other good and valuable consideration the receipt and adequacy are hereby acknowledged by the parties, Broquist and Company agree as follows:

1. This Agreement shall not be in any way construed as an admission by Company that it has acted wrongfully with respect to Broquist, or that Broquist has any rights whatsoever against the Company.

2. Even if Broquist does not sign this Agreement, without limiting any of Broquist's other rights and entitlements, Company will pay Broquist the compensation that was earned through the date of termination, and any accrued vacation benefits. Similarly, even if Broquist does not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").

3. In exchange for the mutual promises contained in this Agreement and the mutual release of claims as set forth below, and provided that Broquist signs this agreement and returns it to me by January 18, 2006 and does not revoke this Agreement as set forth in Paragraph 11 (d), the Company agrees:

a.	The Company will pay Broquist a severance package consistent with Broquist's contract of employment, namely:

1)	Six months compensation on or before March 3, 2006 (this is in addition to compensation through and including February 28, 2006)

2)	Six months health benefits starting March 1, 2006.

3)	Allow the continued vesting of Broquist's restricted stock subject to Broquist agreeing to a Non-compete/ Non-Solicitation attachment over the next two years.

b.
On behalf of the Company and anyone claiming through the Company, irrevocably and unconditionally to release, acquit and forever discharge Broquist and/or his successors, heirs, assigns, representatives, attorneys and other advisors, past and present, and anyone claiming through them (hereinafter "Company Releasees" collectively), in each's individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which the Company has or ever had against any of the Company Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company.

c.
That the Company shall not bring any legal action against any of the Company Releasees for any claim waived and released under this Agreement and that the Company represents and warrants that no such claim has been filed to date. The Company further agrees that should the Company bring any type of administrative or legal action arising out of claims waived under this Agreement, the Company will bear all legal fees and costs, including those of the Company Releasees.

d.
To defend, indemnify, save and hold harmless Broquist and the other Company Releasees from and against any and all claims, liabilities, actions, damages, loss, costs, expenses (including attorneys' fees, whether in the context of litigation or otherwise) and the like suffered or sustained by Broquist in any way arising out of, by reason of or in connection with Broquist's employment by the Company, including, without limitation, any acts or omissions by Broquist, except for acts or omissions due to fraud, intentional misconduct or gross negligence. Broquist shall have the right to be represented by independent legal counsel in any such matter, the costs and expenses of which shall be covered by and included within the aforesaid indemnification obligation.

4. In consideration of the mutual promises contained in this Agreement and the mutual release of claims and indemnification as set forth below, Broquist agrees:

a.	Broquist will assume the lease payments for the BMW leased vehicle currently in your care and undertake to take full responsibility for the lease through completion of same.

b.	Broquist will give notice of 'Move out" to the landlord of the Condo currently leased on his behalf by Company.

c.
Broquist will discharge duties, on a non-exclusive basis, consistent with his role as CFO in the preparation of the Form 10-Q, for the quarterly period ended December 31, 2005, using all reasonable efforts to have the Form 10-Q filed with the SEC in a timely manner.

d.
Provided that the Form 10-Q is prepared consistent with good practice and in compliance with all applicable laws and regulations and is not materially false or misleading in any respect, Broquist will review and subsequently sign the Form 10-Q as CFO.

e.
On behalf of Broquist and anyone claiming through you, irrevocably and unconditionally to release, acquit and forever discharge the Company and/or its parent corporation, subsidiaries, divisions, predecessors, successors and assigns, as well as each's past and present officers, directors, employees, shareholders, trustees, joint venturers, partners, and anyone claiming through them (hereinafter "Broquist Releasees" collectively), in each's individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which you ever had against any of the Broquist Releasees arising out of or relating to your employment with the Company and/or the termination of your employment with the Company, other than claims arising out of this Agreement (including, without limitation, with respect to Company's obligations set forth in paragraph 3 above) which are not released hereby. The released claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634) as amended, under any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort, such as invasion of privacy, defamation, fraud and infliction of emotional distress.

f.
That Broquist shall not bring any legal action against any of the Broquist Releasees for any claim waived and released under this Agreement and that you represent and warrant that no such claim has been filed to date. You further agree that should you bring any type of administrative or legal action arising out of claims waived under this Agreement, you will bear all legal fees and costs, including those of the Broquist Releasees.

5. Broquist agrees to refer any and all reference checks to the Company Human Resources Department and you know that any such references will be limited to confirmation of your dates of employment and last position held. The obligation under this Paragraph is separable and any failure by the Company to perform the obligation in this Paragraph will only give rise to an action to enforce this Paragraph.

6. This agreement shall be binding on the parties and upon their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and to that of their heirs, administrators, representatives, executors, successors and assigns.

7. On or before February, 28 2006, Broquist will return to an officer of the Company, all of the Company's property in your possession including, but not limited to its proprietary, non-public financial records, work- papers, customer lists, mailing lists, account information, samples, prototypes, price lists and pricing information, any phone cards, cellular phone, and all of the tangible and intangible property belonging to the Company and relating to his employment with Company. Broquist further represents and warrants that he has not retained any copies, electronic or otherwise, of such property.

8. Each of the Company and Broquist will cooperate fully with the other in its defense of or other participation in any administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed.

9. Public or Private Statements. Broquist and Company will each refrain from making any public or private statements or comments, disparaging or otherwise, whether orally, in writing, or transmitted electronically (including e-mail or postings on Internet chat boards), concerning or in any way related to the other, its business, its prospects, its services, its current or former officers, directors or consultants, or the Internet or online Yellow Pages industry that may, directly or indirectly, have a material adverse effect upon the other's business, prospects or goodwill or its reputation or that of its employees, officers, or directors.

10. Broquist also acknowledges that he has been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

a.	he has the right to consult with an attorney before signing this Agreement;

b.	He does not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this waiver is executed.

c.	He has twenty-one (21) days from the date of this letter to consider this Agreement;

d.	He has seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired.

11. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.

12. This Agreement sets forth the entire agreement between Broquist and Company and supersedes any and all prior oral or written agreements or understandings between Broquist and Company concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a further written document signed by Broquist and Company.

13. Broquist represents that he fully understands his right to review all aspects of this Agreement with an attorney of his choice, that he has had the opportunity to consult with an attorney of his choice, that he has carefully read and fully understood all the provisions of this Agreement and that he is freely, knowingly and voluntarily entering into this Separation Agreement and General Release.

If Broquist is willing to enter into this Agreement, please signify his acceptance in the space indicated below, and return to me by January 18 2006 As I noted earlier, this Agreement will not become effective, and none of the severance benefits in Paragraph 3 will be applicable, until seven (7) days after the date you sign this Agreement.

PLEASE READ CAREFULLY. YOU ARE GIVING UP ANY LEGAL CLAIMS THAT YOU HAVE AGAINST THE COMPANY BY SIGNING THIS AGREEMENT.

YP Corp.,

/s/ Daniel L Coury
Daniel L Coury
Chairman of the Board

Accepted and agreed to on this 19th day of January, 2006.
/s/ L. Chris Broquist
Name

Witness:  /s/ Catherine M. Lurk
Date:  1-19-06

NON-COMPETE, NON-SOLICITATION ATTACHMENT

■  Non-Competition. Broquist will not, either individually or in connection with another entity or any third-party, compete with the Company or participate in the development of a product or the provision of services that reasonably could be deemed to be competitive with any of the Company's products, services or lines of business in existence on the date of execution hereof, for a period of 18 months from the February 28, 2006 (the "Effective Date"). The Company's business, products, services or lines of business are specifically defined as the creation and production of an online business directory similar to the printed Yellow Pages. This provision will only apply to entities that derive more than 10% of their revenues from competitive business activities. The foregoing shall not preclude Broquist from acquiring not more than 10% of the equity of any entity that engages in competitive business practices.

■  Non-Solicitation

■  Non-Solicitation of Customers. Broquist, whether personally or as an agent, employee, consultant, or in any other capacity on behalf of any person or entity, will not, for a period of 18 months from the Effective Date, directly or indirectly solicit, do business with, call upon, handle, deliver products or render services to any active or prospective Customer (as defined below) of the Company, for the purpose of soliciting or selling such Customer products or services that are the same as or similar to, the products or services that the Company provides on the date of execution hereof, as defined above. For purposes of this paragraph, "Customer" shall mean the corporate customer itself, the representatives of the corporate customer, and any affiliated entity of the corporate customer.

NON-SOLICITATION OF EMPLOYEES AND INDEPENDENT CONTRACTORS. FOR A PERIOD OF 18 MONTHS FROM THE EFFECTIVE DATE, BROQUIST WILL, NOT, EITHER ALONE OR AS AN AGENT, EMPLOYEE, PARTNER, REPRESENTATIVE, AFFILIATE, OR IN ANY OTHER CAPACITY ON BEHALF OF ANY PERSON OR ENTITY, DIRECTLY OR INDIRECTLY, SOLICIT, INDUCE, OR RECRUIT ANY COMPANY EMPLOYEE OR INDEPENDENT CONTRACTOR THAT PROVIDED SERVICES TO THE COMPANY ON THE DATE OF EXECUTION HEREOF TO END ITS RELATIONSHIP WITH COMPANY FOR THE PURPOSE OF HAVING SUCH COMPANY EMPLOYEE OR INDEPENDENT CONTRACTOR ENGAGE IN SERVICES THAT ARE THE SAME AS, SIMILAR TO OR RELATED TO THE SERVICES THAT SUCH COMPANY EMPLOYEE OR INDEPENDENT CONTRACTOR PROVIDED FOR COMPANY.

Accepted and agreed to on this 19th day of January, 2006.
/s/ L. Chris Broquist
Name

Witness:  /s/ Catherine M. Lurk
Date:  1-19-06